Exhibit 8.1

SUBSIDIARIES OF MAGAL SECURITY SYSTEMS LTD.

Below is a listing of Magal Security Systems Ltd.’s wholly-owned subsidiaries:

Subsidiary Name	Country/State of Incorporation/Organization
KOBB Inc.	United States (Delaware)
Magal B.V.	Netherlands
Magal Sisteme S.R.L.	Romania
Pranco Limited	Cyprus
Senstar Andina S.A.S	Colombia
SIS Inc.	United States (Delaware)
Senstar Inc.	United States (Delaware)
Senstar Stellar LA	Mexico
Senstar Limited	United Kingdom
Senstar Corp.	Canada
Defcon Technologies S.L.	Spain
Fidifull Finance B.V.	Netherlands
Senstar GmbH	Germany
JEE Investment A.G.	Switzerland
E.S.E. Ltd.	Israel